Exhibit 10.2

GUARANTEE AGREEMENT

GUARANTEE AGREEMENT, dated as of November 3, 2025 (as amended, restated, supplemented, or otherwise modified from time to time, this “Guarantee”), made by Lument Finance Trust, Inc., a Maryland corporation (“Guarantor”) in favor of JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States (“Buyer”).

RECITALS

Pursuant to that certain Master Repurchase Agreement, dated as of November 3, 2025 (as amended, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), between Buyer and LCMT Warehouse, LLC (“Seller”), Seller has agreed to sell, from time to time, to Buyer certain Eligible Assets (as defined in the Repurchase Agreement, upon purchase by Buyer, each a “Purchased Asset” and, collectively, the “Purchased Assets”), upon the terms and subject to the conditions as set forth therein. Pursuant to the terms of that certain Pledge Agreement dated as of November 3, 2025 (the “Pledge Agreement”) made by LCMT Warehouse Holdings, LLC (“Pledgor”) in favor of Buyer, Pledgor has pledged to Buyer all of the Pledged Collateral (as defined in the Pledge Agreement).

It is a condition precedent to the purchase by Buyer of the Purchased Assets pursuant to the Repurchase Agreement that Guarantor shall have executed and delivered this Guarantee with respect to the due and punctual payment and performance as and when due, subject to the grace or cure periods (if any) set forth in the Repurchase Agreement, whether at stated maturity, by acceleration of the Repurchase Date or otherwise, of all of the following: (a) all payment obligations owing by Seller to Buyer under or in connection with the Repurchase Agreement or any other Transaction Documents; (b) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; (c) all fees and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by Buyer in the enforcement of any of the foregoing or any obligation of Guarantor hereunder; and (d) any other obligations of Seller and Pledgor with respect to Buyer under each of the Transaction Documents (collectively, the “Obligations”).

NOW, THEREFORE, in consideration of the foregoing premises, to induce Buyer to enter into the Transaction Documents and to enter into the transaction contemplated thereunder, Guarantor hereby agrees with Buyer, as follows:

1.            Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings given to them in the Repurchase Agreement.

“Adjusted EBITDA”: With respect to any Person for any Test Period, the EBITDA of such Person minus Interest Expense attributable to Consolidated Subsidiaries of Guarantor that are special purpose vehicles that are issuers of securities in CLO securitizations.

“Adjusted Total Equity”: Means (i) all paid-in capital of Guarantor, determined in accordance with GAAP plus (ii) any Indebtedness owed to an Affiliate that is subordinated to the rights of Buyer under the Repurchase Agreement and the other Transaction Documents and has a maturity date that is after the Maturity Date as defined in the Repurchase Agreement; provided that Adjusted Total Equity shall not include the value of consolidated Subsidiaries of Guarantor that are special purpose vehicles that are issuers of securities in equity in CLO securitizations.

“Adjusted Total Indebtedness”: With respect to Guarantor and its consolidated Subsidiaries and any date, determined without duplication on a consolidated basis, (A) all amounts of Indebtedness of Guarantor and its consolidated Subsidiaries plus the proportionate share of Guarantor and its consolidated Subsidiaries of all Indebtedness of unconsolidated Affiliates of Guarantor and its consolidated Subsidiaries in which any Person is an investor, on or as of such date, minus (B) all amounts of unrestricted cash of Guarantor and its consolidated Subsidiaries.

“Cash and Cash Equivalents”: Any of the following: (a) cash, (b) fully federally insured demand deposits, and (c) securities with maturities of thirty (30) days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof other than, in each case, any amount of cash or Cash Equivalents of such Person that is either encumbered with a lien or claim or is contractually required to be set aside, segregated or otherwise reserved.

“Consolidated Subsidiaries”: As of any date and any Person, any and all Subsidiaries or other entities that are consolidated with such Person in accordance with GAAP.

“EBITDA”: With respect to any Person, an amount equal to the sum of (a) Net Income (or loss) of such Person, plus (i) realized and unrealized losses (including loan loss reserves or impairments and changes in mark-to-market values), (ii) Interest Expense, (iii) depreciation and amortization, (iv) income taxes, and (v) other non-cash expenses, minus (b) realized and unrealized gains.

“Indebtedness” shall mean, with respect to any Person, (a) all indebtedness, whether or not represented by bonds, debentures, notes, securities, or other evidences of indebtedness, for the repayment of money borrowed, (b) all indebtedness representing deferred payment of the purchase price of property or assets, exclusive of trade payables that are due and payable in the ordinary course of such Person’s business, (c) all Capitalized Lease Obligations of such Person and (d) all indebtedness currently due and payable under guaranties, endorsements, assumptions, or other contingent obligations in respect of the foregoing; provided that, “Indebtedness” shall be determined without regard to the effects of consolidation of any issuer of a specified third party securitization on the financial statements of such Person under Accounting Standards Codification Section 810, as amended, modified or supplemented from time to time, or otherwise under GAAP.

“Interest Expense”: With respect to any Person, determined without duplication on a consolidated basis, the amount of total interest expense incurred by such Person, including capitalized or accruing interest (but excluding interest funded under a construction loan), plus such Person’s proportionate share of interest expense from the joint venture investments and unconsolidated Affiliates of such Person, all with respect to such period.

“Liquidity”: With respect to a Person’s assets and as of any date of determination, the amount of Cash and Cash Equivalents (excluding restricted cash) held by such Person on and as of such date.

“Net Income”: With respect to any Person, including such Person’s Consolidated Subsidiaries, for any period, the net income of such Person and such Consolidated Subsidiaries for such period as reported in such Person’s financial statements prepared in accordance with GAAP.

“Recourse Indebtedness”: With respect to any Person and its Consolidated Subsidiaries, without duplication, and as of such date of determination, the aggregate portion of any Indebtedness (including, without limitation, off balance sheet indebtedness) of such Person and its consolidated Subsidiaries, without duplication, determined in accordance with GAAP, for which such Person or any of its consolidated subsidiaries are directly responsible or liable as obligor or guarantor, as of such date, but excluding recourse Indebtedness arising solely by reason of customary recourse-carveouts under a non-recourse or springing recourse guaranty or agreement, but, in any case, only to the extent that no recourse condition under the applicable guaranty or agreement has been triggered and no claim has been made or threatened to be made under the applicable guaranty or agreement.

“Tangible Net Worth”: With respect to any Person and any date (a) the aggregate amount that would be included under capital or shareholders’ equity (or like caption) of such Person and its Consolidated Subsidiaries determined on a consolidated basis for such period as determined in accordance with GAAP; less (b)(i) amounts owing to Guarantor or any such Consolidated Subsidiary from any Affiliates or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with Guarantor or any such Consolidated Subsidiary other than intercompany and Affiliate receivables which are secured by first mortgages, and (ii) intangible assets, all on or as of such date, plus (c) any Indebtedness owed to an Affiliate that is subordinated to the rights of Buyer under the Repurchase Agreement and the other Transaction Documents and has a maturity date that is after the Maturity Date as defined in the Repurchase Agreement.

2.            Guarantee. (a)  Guarantor hereby unconditionally and irrevocably guarantees to Buyer the prompt and complete payment and performance of the Obligations by Seller and Pledgor when due (whether at the stated maturity, by acceleration or otherwise).

(b)          Notwithstanding anything in Section 2(a) to the contrary, but subject in all cases to Sections 2(c), (d) and (e) below, the maximum liability of the Guarantor hereunder shall in no event exceed twenty-five percent (25%) of the then-currently unpaid Obligations as of the date on which Buyer first makes a claim hereunder, as increased by any subsequent increase of the unpaid Obligations for which Buyer has not yet made a claim.

(c)           Notwithstanding the foregoing, the limitation on recourse liability as set forth in Section 2(b) above SHALL BECOME NULL AND VOID and shall be of no further force and effect and the Obligations shall be full recourse to Guarantor upon the occurrence of any of the following:

(i)            a voluntary bankruptcy or insolvency proceeding is commenced by Seller, Pledgor or Guarantor under the Bankruptcy Code or any similar federal or state law or any law of any other jurisdiction;

(ii)           an involuntary bankruptcy or insolvency proceeding is commenced against Seller, Pledgor or Guarantor in connection with which Seller, Pledgor or Guarantor or any Specified Affiliate of any of the foregoing (alone or in any combination) has or have colluded in any way with the creditors commencing or filing such proceeding; and/or

(iii)          any material breach of the separateness covenants set forth in Articles 11(r) or (s) of the Repurchase Agreement that results in the substantive consolidation of any of the assets and/or liabilities of Seller or Pledgor with the assets and/or liabilities of any other entity in a federal or state bankruptcy or insolvency proceeding.

(d)          In addition to the foregoing and notwithstanding the limitations on recourse liability set forth in Section 2(b) above, Guarantor shall be liable for any actual, out-of-pocket losses, costs, claims, expenses or other liabilities incurred by Buyer arising out of or attributable to the following items:

(i)            any material breach of the separateness covenants set forth in Articles 11(r) or (s) of the Repurchase Agreement (other than as set forth in Section 2(c)(iii) above);

(ii)           fraud or intentional misrepresentation by Seller, Pledgor, Guarantor, or any other Specified Affiliate of Seller, Pledgor or Guarantor in connection with the execution and the delivery of this Guarantee, the Repurchase Agreement, or any other Transaction Document, or any certificate, report, financial statement or other instrument or document furnished to Buyer at the time of the closing of the Repurchase Agreement or during the term of the Repurchase Agreement; and/or

(iii)          any material breach of any representations and warranties by Guarantor contained in any Transaction Document or herein and any material breach by Seller, Guarantor or any of their respective Specified Affiliates, of any representations and warranties relating to Environmental Laws, or any indemnity for costs incurred in connection with the violation of any Environmental Law, the correction of any environmental condition, or the removal of any Materials of Environmental Concern, in each case in any way affecting Seller’s or Guarantor’s properties or any of the Purchased Assets.

(e)          Guarantor further agrees to pay any and all out-of-pocket expenses (including, without limitation, all reasonable fees and disbursements of outside counsel) that may be paid or incurred by Buyer in connection with (i) enforcing any of its rights hereunder, (ii) obtaining advice of counsel with respect to the enforcement, potential enforcement or analysis of its rights hereunder, and (iii) collecting any amounts owed to it hereunder. Without limiting the generality of the foregoing, Guarantor agrees to hold Buyer harmless from, and indemnify Buyer against, any and all actual losses, costs or expenses relating to the failure of Primary Servicer or Repo Servicer to remit any Income to the Depository Account or comply with any other provision of the Primary Servicing Agreement, the Repo Servicing Agreement, any other Servicing Agreement or any Servicer Notice or Re-direction Letter (except to the extent such Persons are acting at the express written direction of Buyer); provided that, Buyer shall use reasonable efforts to pursue and collect such losses, costs or expenses from such Primary Servicer or Repo Servicer, as applicable, prior to seeking indemnification from Guarantor solely pursuant to this clause (e); provided further that, following the exercise by Buyer of its remedies under the Repurchase Agreement following an Event of Default, Buyer shall seek to pursue and collect such losses, costs or expenses from the Purchased Assets prior to seeking indemnification from Guarantor solely pursuant to this clause (e). This Guarantee shall remain in full force and effect and be fully enforceable against Guarantor in all respects until the later of (i) the date upon which the Obligations are paid in full and (ii) the termination of the Repurchase Agreement (other than with respect to specific provisions or obligations expressly intended to survive the termination or expiration thereof), notwithstanding that from time to time prior thereto, Seller and/or Pledgor may be free from any Obligations.

(f)            No payment or payments made by Seller, Pledgor or any other Person or received or collected by Buyer from Seller, Pledgor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor hereunder, and Guarantor shall, notwithstanding any such payment or payments, remain liable for the full amount of the Obligations under this Guarantee (subject to the limitations set forth in Section 2(b)) until the Obligations are paid in full.

(g)           Guarantor agrees that whenever, at any time, or from time to time, Guarantor shall make any payment to Buyer on account of any liability hereunder, Guarantor will notify Buyer in writing that such payment is made under this Guarantee for such purpose.

3.            Subrogation. Upon making any payment hereunder, Guarantor shall be subrogated to the rights of Buyer against Seller and Pledgor and in any collateral for any Obligations with respect to such payment; provided, that Guarantor shall not seek to enforce any right or receive any payment by way of subrogation, or seek any contribution or reimbursement from Seller, until all amounts then owing by Seller or Pledgor to Buyer or any of its Affiliates under the Transaction Documents have been paid in full; provided, further, that such subrogation rights shall be subordinate in all respects to all amounts owing to Buyer under the Transaction Documents. If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all of the Repurchase Obligations shall not have been paid in full, such amount shall be held by Guarantor in trust for Buyer, segregated from other funds of Guarantor, and shall, forthwith upon receipt by Guarantor, be turned over to Buyer in the exact form received by Guarantor (duly indorsed by Guarantor to Buyer, if required), to be applied against the Repurchase Obligations, whether matured or unmatured, in such order as Buyer may determine.

4.            Amendments, etc. with Respect to the Obligations. Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against Guarantor, and without notice to or further assent by Guarantor, any demand for payment of any of the Obligations made by Buyer may be rescinded by Buyer and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Buyer, and any Transaction Document and any other document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part (other than a termination of the Repurchase Agreement in connection with the payment in full of all Obligations, which shall automatically terminate this Guarantee), as Buyer may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by Buyer for the payment of the Obligations may be sold, exchanged, waived, surrendered or released in accordance with the Transaction Documents. Buyer shall have no obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against Guarantor, Buyer may, but shall be under no obligation to, make a similar demand on Seller, Pledgor or any other Person, and any failure by Buyer to make any such demand or to collect any payments from Seller, Pledgor or any such other Person or any release of Seller, Pledgor or such other Person shall not relieve Guarantor of its Obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Buyer against Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

5.            Guarantee Absolute and Unconditional. (a)  Guarantor hereby agrees that its obligations under this Guarantee constitute a guarantee of payment when due and not of collection. Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Buyer upon this Guarantee or acceptance of this Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee; and all dealings between Seller, Pledgor and Guarantor, on the one hand, and Buyer, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. Guarantor waives promptness, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Seller, Pledgor or this Guarantee with respect to the Obligations. This Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity, regularity or enforceability of any Transaction Document, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Buyer, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by Seller or Pledgor against Buyer, (iii) any requirement that Buyer exhaust any right to take any action against Seller, Pledgor or any other Person prior to or contemporaneously with proceeding to exercise any right against Guarantor under this Guarantee or (iv) any other circumstance whatsoever (with or without notice to, or knowledge of, Seller, Pledgor and Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of Seller and/or Pledgor for the Obligations or of Guarantor under this Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against Guarantor, Buyer may, but shall be under no obligation to, pursue such rights and remedies that Buyer may have against Seller, Pledgor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by Buyer to pursue such other rights or remedies or to collect any payments from Seller, Pledgor or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Seller, Pledgor or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Buyer against Guarantor. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Guarantor and its successors and assigns thereof, and shall inure to the benefit of Buyer, and its permitted successors, endorsees, transferees and assigns, until all the Obligations and the obligations of Guarantor under this Guarantee shall have been satisfied by payment in full, notwithstanding that from time to time during the term of the Transaction Documents, Seller or Pledgor may be free from any Obligations.

(b)           Without limiting the generality of the foregoing, Guarantor hereby agrees, acknowledges, and represents and warrants to Buyer as follows:

(i)            Guarantor hereby waives any defense arising by reason of, and any and all right to assert against Buyer any claim or defense based upon, an election of remedies by Buyer that in any manner impairs, affects, reduces, releases, destroys and/or extinguishes Guarantor’s subrogation rights, rights to proceed against Seller, Pledgor or any other guarantor for reimbursement or contribution, and/or any other rights of Guarantor to proceed against Seller, Pledgor, any other guarantor or any other person or security.

(ii)           Guarantor is presently informed of the financial condition of Seller and Pledgor and of all other circumstances that diligent inquiry would reveal and that bear upon the risk of nonpayment of the Obligations. Guarantor hereby covenants that it will make its own investigation and will continue to keep itself informed about the financial condition of Seller and Pledgor and of all other circumstances that bear upon the risk of nonpayment and that it will continue to rely upon sources other than Buyer for such information and will not rely upon Buyer for any such information. Guarantor hereby waives the right, if any, to require Buyer to disclose to Guarantor any information that Buyer may now or hereafter acquire concerning such condition or circumstances.

(iii)          Guarantor has independently reviewed the Transaction Documents and related agreements and has made an independent determination as to the validity and enforceability thereof, and in executing and delivering this Guarantee to Buyer, Guarantor is not in any manner relying upon the validity, and/or enforceability, and/or attachment, and/or perfection of any liens or security interests of any kind or nature granted by Seller or Pledgor to Buyer, now or at any time and from time to time in the future.

6.            Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by Buyer upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Seller or Pledgor or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for Seller or Pledgor or any substantial part of the property of Seller or Pledgor, or otherwise, all as though such payments had not been made.

7.            Payments. Guarantor hereby agrees that the Obligations will be paid to Buyer without set-off or counterclaim in U.S. Dollars at the address specified in writing by Buyer.

8.            Representations and Warranties. Guarantor represents and warrants as of the date hereof and as of each Purchase Date under the Repurchase Agreement that:

(a)           It is duly organized, validly existing and in good standing under the laws and regulations of its jurisdiction of incorporation or organization, as the case may be. It is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of its business. It has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Guarantee and the other Transaction Documents.

(b)          This Guarantee has been duly executed and delivered by it, for good and valuable consideration. This Guarantee constitutes the legal, valid and binding obligations of it, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, moratorium, insolvency or other similar laws and other similar limitations affecting the enforcement of creditors’ rights generally and equitable principles.

(c)           Guarantor does not have Knowledge of any event having occurred that could reasonably lead Guarantor to believe that it would be unable to perform in all respects all covenants and obligations contained in this Guarantee applicable to it.

(d)          Neither the execution and delivery of this Guarantee nor compliance by it with the terms, conditions and provisions of this Guarantee will conflict with or result in a breach of any of the terms, conditions or provisions of (A) its organizational documents, (B) any contractual obligation of Guarantor to which it is now a party or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of its assets, (C) any judgment or order, writ, injunction, decree or demand of any court applicable to it, or (D) any applicable Requirement of Law, except, in the case of clauses (B) and (C) above, to the extent that such conflict or breach could not reasonably be expected to have a Material Adverse Effect.

(e)           Except as disclosed to Buyer in writing by Guarantor on or prior to the Closing Date, there is no action, suit, proceeding, investigation, or arbitration pending or to the Knowledge of Guarantor threatened in writing against it, any of its Subsidiaries or any of their respective assets (A) with respect to any of the Transaction Documents or any of the transactions contemplated hereby or thereby, or (B) that would reasonably be expected to have a Material Adverse Effect. Guarantor is in compliance in all material respects with all applicable Requirements of Law except where noncompliance would not have a Material Adverse Effect. Guarantor is not in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority, except where such failure would not have a Material Adverse Effect.

(f)           Guarantor’s execution and delivery of this Guarantee and its compliance with the terms and provisions hereof will not contravene or conflict with or result in the creation or imposition of any Lien upon any of the property or assets of it pursuant to the terms of any indenture, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it may be bound, or to which it may be subject, other than any liens created pursuant to the Governing Agreements. No consent, approval, authorization, or order of any third party is required in connection with the execution and delivery by Guarantor of this Guarantee or to consummate the transactions contemplated hereby that has not already been obtained.

(g)           No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize, or is required in connection with, (A) the execution, delivery and performance of this Guarantee, (B) the legality, validity, binding effect or enforceability of this Guarantee against it or (C) the consummation of the transactions contemplated by this Guarantee (other than where the failure to obtain any such consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority does not have a Material Adverse Effect).

(h)           Guarantor has timely filed (taking into account all applicable extensions) all required federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all taxes, assessments, fees, and other governmental charges payable by it, or with respect to any of its properties or assets, that have become due and payable except to the extent such amounts are being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP, and there is no claim relating to any such taxes now pending that was made in writing by any Governmental Authority and that is not being contested in good faith as provided above, in each case, except to the extent that same would not be reasonably likely to have a Material Adverse Effect.

(i)            Except as disclosed to Buyer in writing by Guarantor on or prior to the Closing Date, there are no judgments against Guarantor unsatisfied of record or docketed in any court located in the United States of America in excess of an aggregate amount of $5,000,000 (net of proceeds of available bonds or insurance, in each case, to the extent the related insurer has acknowledged liability therefor) and no Act of Insolvency has ever occurred with respect to it.

(j)            There are no other agreements or side letters between any investor and the Guarantor relating to the terms of such investor’s investment in the Guarantor.

(k)           Guarantor is not entering this Guarantee with the intent to hinder, delay or defraud any of its creditors.

(l)            Guarantor has received or will receive reasonably equivalent value in exchange for its incurrence of the Obligations.

(m)          Guarantor is solvent and the incurrence of the Obligations does not and will not render Guarantor not solvent.

(n)          Guarantor has adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

(o)          Guarantor is generally able to pay, and as of the date hereof is paying, its debts as they come due.

9.            Financial Covenants. On and as of the date hereof, each Purchase Date, and at all times until all Repurchase Obligations have been paid in full, Guarantor covenants that:

(a)           at all times, Guarantor shall maintain unencumbered Liquidity of not less than the greater of (x) $15,000,000 and (y) 5% of Recourse Indebtedness;

(b)          at all times, Guarantor shall not permit Guarantor’s and its Consolidated Subsidiaries’ Tangible Net Worth to be less than the sum of (x) $172,467,326 plus (y) seventy-five percent (75%) of the aggregate net cash proceeds of any equity issuances made after September 30, 2025 and any new capital contributions raised by Guarantor after September 30, 2025;

(c)           at all times, Guarantor shall not permit the ratio of its Adjusted Total Indebtedness to its Adjusted Total Equity to be greater than 2.50 to 1.00, provided, however, in calculating this ratio, any such calculation will include any and all recourse and non-recourse debt of Guarantor and its Consolidated Subsidiaries; and

(d)          from and after the calendar quarter ending on June 30, 2026, Guarantor shall not permit the ratio of (i) the sum of Adjusted EBITDA for Guarantor and its Consolidated Subsidiaries to (ii) its Interest Expense related to Indebtedness of the Guarantor and its Consolidated Subsidiaries (determined, without duplication, in each case: (A) for the calendar quarter ending on June 30, 2026, on a trailing two (2) calendar quarter basis (i.e., from January 1, 2026); (B) for the calendar quarter ending on September 30, 2026, on a trailing three (3) calendar quarter basis (i.e., from January 1, 2026); and (C) for the calendar quarter ending on December 31, 2026 and every calendar quarter thereafter (on a trailing four (4) calendar quarter basis), to be less than 1.40 to 1.00.

(e)           Guarantor’s compliance with the covenants set forth in clauses (a) through (d) above must be evidenced by Guarantor’s financial statements and a Covenant Compliance Certificate (which may be delivered by Guarantor) in respect of the financial quarter most recently ended, in the form of Exhibit XVI to the Repurchase Agreement furnished together therewith, as provided by Seller to Buyer pursuant to Article 11(i) of the Repurchase Agreement, and compliance with all such covenants are subject to continuing verification by Buyer; provided that, in connection with such continued verification by Buyer, Buyer shall act in a commercially reasonable manner in requesting any financial statements or other Covenant Compliance Certificates that are in addition to the requirements specified in Article 11(i) of the Repurchase Agreement.

10.          Further Covenants of Guarantor.

(a)          Taxes. Guarantor has timely filed (taking into account all applicable extensions) all required federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all taxes, assessments, fees, and other governmental charges payable by it, or with respect to any of its properties or assets, that have become due and payable except to the extent such amounts are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP, in each case, except to the extent that same would not be reasonably likely to have a Material Adverse Effect. No tax liens have been filed against Guarantor or any of Guarantor’s assets, and, as of the date hereof, no claims are being asserted with respect to any such taxes, fees or other charges.

(b)           AML Laws and Anti-Corruption Laws.

(i)            Guarantor is in compliance, in all material respects, with Sanctions, AML Laws, and Anti-Corruption Laws. No part of the proceeds of any Transaction will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of Anti-Corruption Laws.

(ii)           Guarantor agrees that, from time to time upon the prior written request of Buyer, it shall (A) execute and deliver such further documents, provide such additional information and reports and perform such other acts as Buyer may reasonably request in order to insure compliance with the provisions hereof (including, without limitation, compliance with AML Laws) and to fully effectuate the purposes of this Guarantee and (B) provide such opinions of counsel concerning matters relating to this Guarantee as Buyer may reasonably request; provided, however, that nothing in this Section 10(b) shall be construed as requiring Buyer to conduct any inquiry or decreasing Guarantor’s responsibility for its statements, representations, warranties or covenants hereunder. In order to enable Buyer and its Affiliates to comply with any anti-money laundering program and related responsibilities including, but not limited to, any obligations under AML Laws or Sanctions, Guarantor on behalf of itself and each Specified Affiliate represents to Buyer and its Affiliates that neither Guarantor, nor any of any Specified Affiliate, is a Prohibited Person, and Guarantor is not acting on behalf of or for the benefit of any Prohibited Person. Guarantor agrees to promptly notify Buyer or a person appointed by Buyer to administer their anti-money laundering program or sanctions program, if applicable, of any change in information affecting this representation and covenant.

(c)           Sanctions. Guarantor warrants, represents and covenants that neither it nor any of its Specified Affiliates are or will be a Prohibited Person. Guarantor covenants and agrees that neither it nor any Specified Affiliate will knowingly (1) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person or (2) engage in or conspire to engage in any transaction that evades or avoids or that the purpose of evading or avoiding any Sanctions. Guarantor further covenants and agrees to deliver to Buyer any such certification or other evidence as may be requested by Buyer in its sole and absolute discretion, confirming that neither it nor any Specified Affiliate is a Prohibited Person and neither Guarantor nor any Specified Affiliate knowingly engaged in any business transaction or dealings with a Prohibited Person, including, but not limited to, the making or receiving any contribution of funds, goods or services to or for the benefit of a Prohibited Person.

(d)           Financial Reporting. Guarantor shall provide, or cause to be provided, to Buyer the following financial and reporting information:

(i)            Within forty-five (45) calendar days after the last day of each of the first three fiscal quarters in any fiscal year, a quarterly reporting package substantially in the form of Exhibit III-B attached to the Repurchase Agreement;

(ii)           Within ninety (90) calendar days after the last day of its fiscal year, an annual reporting package substantially in the form of Exhibit III-C attached to the Repurchase Agreement; and

(iii)          Within thirty (30) calendar days upon Buyer’s request in response to an external audit, copies of Guarantor’s consolidated Federal Income Tax returns.

(e)           Compliance with Obligations and Laws. Guarantor shall at all times (i) continue to engage in business of the same general type as now conducted by it or otherwise as approved by Buyer prior to the date hereof, (ii) comply in all material respects with all of Guarantor’s contractual obligations, (iii) comply in all material respects with all laws, ordinances, rules, regulations and orders (including, without limitation, Environmental Laws) of any Governmental Authority or any other federal, state, municipal or other public authority having jurisdiction over Guarantor or any of its assets, (iv) maintain and preserve its legal existence, and (v) preserve all of its material rights, privileges, licenses and franchises necessary for the operation of its business, except to the extent that such failure to comply or maintain and preserve would not reasonably be likely to cause a Material Adverse Effect.

(f)           Books and Records. Guarantor shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP, and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(g)          Investment Company Act. Guarantor shall not take any action, cause, allow, or permit any of Seller, Guarantor or any Subsidiary of Guarantor that is also a direct or indirect parent of Seller to be required to register as an “investment company,” or a company “controlled by an investment company,” within the meaning of the Investment Company Act, or to violate any provisions of the Investment Company Act, including Section 18 thereof or any rules or regulations promulgated thereunder.

(h)           Change of Name; Place of Business. Guarantor shall advise Buyer in writing of the opening of any new chief executive office or the closing of any such office of Guarantor and of any change in Guarantor’s name or jurisdiction of organization not less than fifteen (15) Business Days prior to taking any such action.

11.           Right of Set-off. Guarantor hereby irrevocably authorizes Buyer and its Affiliates, upon the occurrence of and during the continuance of an Event of Default, at any time and from time to time without notice to Guarantor, any such notice being expressly waived by Guarantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer to or for the credit or the account of Guarantor, or any part thereof in such amounts as Buyer may elect, against and on account of the obligations and liabilities of Guarantor to Buyer hereunder and claims of every nature and description of Buyer against Guarantor, in any currency, arising under any Transaction Document, as Buyer may elect, whether or not Buyer has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Buyer shall notify Guarantor promptly of any such set-off and the application made by Buyer, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Buyer under this Section 11 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Buyer may have.

12.          Severability. Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.          Section Headings. The section headings used in this Guarantee are for convenience of reference only and shall not affect the interpretation or construction of this Guarantee.

14.           No Waiver; Cumulative Remedies. Buyer shall not by any act (except by a written instrument pursuant to Section 15 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or event of default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of Buyer, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by Buyer of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that Buyer would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

15.          Waivers and Amendments; Successors and Assigns; Governing Law. None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Guarantor and Buyer, except that any provision of this Guarantee may be waived by Buyer in a letter or agreement specifically waiving such terms and executed solely by Buyer. This Guarantee shall be binding upon Guarantor’s successors and assigns and shall inure to the benefit of Buyer, and Buyer’s respective successors and assigns. THIS GUARANTEE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS GUARANTEE, THE RELATIONSHIP OF THE PARTIES TO THIS GUARANTEE, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS GUARANTEE.

16.          Notices. Notices by Buyer to Guarantor shall be given in writing, addressed to Guarantor at the address or transmission number set forth under its signature below and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or (d) by email, provided that such email notice must also be delivered by one of the means set forth above, to the address or transmission number set forth under its signature below or at such other address and person as shall be designated from time to time by Guarantor, as the case may be, in a written notice to Buyer. A notice shall be deemed to have been given: (w) in the case of hand delivery, at the time of delivery, (x) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (y) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (z) in the case of email, upon receipt of confirmation, provided that such email notice was also delivered as required in this Section 16. If Guarantor receives a notice that does not comply with the technical requirements for notice under this Section 16 it may elect to waive any deficiencies and treat the notice as having been properly given. Notice by Guarantor to Buyer shall be given in the manner set forth in Article 15 of the Repurchase Agreement.

17.           SUBMISSION TO JURISDICTION; WAIVERS. GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A)          SUBMITS IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTEE OR THE OTHER TRANSACTION DOCUMENTS TO WHICH GUARANTOR IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, BOROUGH OF MANHATTAN, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(B)          CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(C)          AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO GUARANTOR AT ITS ADDRESS SET FORTH UNDER GUARANTOR’S SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH BUYER SHALL HAVE BEEN NOTIFIED IN WRITING BY GUARANTOR; AND

(D)          AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

18.           Integration. This Guarantee represents the agreement of Guarantor with respect to the subject matter hereof and there are no promises or representations by Buyer relative to the subject matter hereof not reflected herein.

19.           Execution. This Guarantee may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument, and the words “executed,” “signed,” “signature,” and words of like import as used above and elsewhere in this Guarantee or in any other certificate, agreement or document related to this transaction shall include, in addition to manually executed signatures, images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, any electronic sound, symbol, or process, attached to or logically associated with a contract or other record and executed or adopted by a person with the intent to sign the record). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

20.           Acknowledgments. Guarantor hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Guarantee and the related documents;

(b)           Buyer has no fiduciary relationship to it, and the relationship between Buyer and Guarantor is solely that of surety and creditor; and

(c)           no joint venture exists between or among any of Buyer, on the one hand, and Seller, Pledgor and/or Guarantor on the other hand.

21.           Intent. Guarantor intends for this Guarantee to constitute a credit enhancement related to a securities contract, within the meaning of Section 741(7)(A)(xi) of the Bankruptcy Code and, therefore, for such Guarantee to be itself a securities contract, within the meaning of Section 741(7)(A)(xi) of the Bankruptcy Code, and a credit enhancement related to a master netting agreement, within the meaning of Section 101(38A) of the Bankruptcy Code and, therefore, for such Guarantee to be itself a master netting agreement, within the meaning of Section 101(38A) of the Bankruptcy Code.; and a securities contract within the meaning of Section 741(7) of the Bankruptcy Code and, therefore, for this Guarantee to be itself a securities contract.

22.            WAIVERS OF JURY TRIAL. GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTEE OR ANY RELATED DOCUMENT AND FOR ANY COUNTERCLAIM HEREIN OR THEREIN. EACH OF BUYER AND GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO ASSERT ANY CLAIM AGAINST THE OTHER FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES HEREUNDER.

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IN WITNESS WHEREOF, the undersigned has caused this Guarantee to be duly executed and delivered as of the date first above written.

Lument Finance Trust, Inc.,
a Maryland corporation

By:	/s/James A. Briggs
Name: James A Briggs
Title: Chief Financial Officer

Address:

c/o Lument Investment Management
10 W. Broad Street, 8th Floor
Columbus, Ohio 43215
Attention: Legal Department
Email: generalcounsel@lument.com

with a copy to:

Dechert LLP
300 S Tryon St #800
Charlotte, NC 28202
Attention: John Timperio
Email: John.Timperio@dechert.com

and

Dechert LLP
2929 Arch Street
Philadelphia, PA 19104
Attention: Jonathan Gaynor
Email: Jonathan.Gaynor@dechert.com

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